Exhibit 99.(k)(iv)(8)

EIGHTH AMENDMENT AGREEMENT

AMENDMENT AGREEMENT (“Amendment”) dated as of April 22, 2016 to the Committed Facility Agreement dated October 4, 2013 between BNP Paribas Prime Brokerage International, Ltd. (“BNPP PB”) and Center Coast MLP & Infrastructure Fund (“Customer”).

WHEREAS, BNP Paribas Prime Brokerage, Inc. (“BNPP PB, Inc”) and Customer previously entered into a Committed Facility Agreement dated as of October 4, 2013 (as amended from time to time, the “Agreement”);

WHEREAS, the Agreement was assigned to BNPP PB, Inc’s affiliate, BNP Paribas Prime Brokerage International, Ltd., on April 12, 2016;

WHEREAS, the parties hereto desire to amend the Agreement as provided herein;

NOW THEREFORE, in consideration of the mutual agreements provided herein, the parties agree to amend the Agreement as follows:

1.                                      Amendment to Section 1 of the Agreement (‘Definitions’)

The definition of “Maximum Commitment Financing” in Section 1 of the Agreement is hereby amended by replacing the number “120,000,000” currently appearing therein with the number “75,000,000”.

2.                                      Amendment to Section 6 of the Agreement (‘Scope of Committed Facility’)

Section 6 of the Agreement is hereby amended by replacing the number “270” currently appearing therein with the number “179”.

3.                                      Representations

Customer represents to BNPP PB that all representations contained in the Agreement are true and accurate as of the date of this Amendment and that such representations are deemed to be given or repeated by Customer, as the case may be, on the date of this Amendment.

4.                                      Miscellaneous

(a)                                 Definitions. Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings specified for such terms in the Agreement.

(b)                                 Entire Agreement. The Agreement as amended and supplemented by this Amendment constitutes the entire agreement and understanding of the parties with respect to its subject matter and supersedes all oral communications and prior writings (except as otherwise provided herein) with respect thereto. Except as expressly set forth herein, the terms and conditions of the Agreement remain in full force and effect.

(c)                                  Counterparts. This Amendment may be executed and delivered in counterparts (including by facsimile transmission), each of which will be deemed an original.

(d)                                 Headings. The headings used in this Amendment are for convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this Amendment.

(e)                                  Governing Law. This Amendment will be governed by and construed in accordance with the laws of the State of New York (without reference to choice of law doctrine).

IN WITNESS WHEREOF the parties have executed this Amendment with effect from the first date specified on the first page of this Amendment.

BNP PARIBAS PRIME BROKERAGE INTERNATIONAL, LTD.		CENTER COAST MLP & INFRASTRUCTURE FUND

/s/ William Bauch
/s/ Jeffrey Lowe		Name: WILLIAM H. BAUCH
Name:	Jeffrey Lowe
Title:	Managing Director	Title:	CFO/CCO

/s/ JP Muir
Name: JP Muir
Title: Managing Director

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